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                                                                   EXHIBIT 6(a)


                          CONSENT OF INDEPENDENT AUDITORS


     We consent to the reference to our firm under the caption "Experts" and to the use of our report dated January 30, 1998, with respect to the financial statements of Separate Account VUL-2 of The American Franklin Life Insurance Company and our report dated February 23, 1998 with respect to the financial statements of The American Franklin Life Insurance Company in this Post-Effective Amendment No. 6 to the Registration Statement on Form S-6 (No. 33-77470) under the Securities Act of 1933 of Securities of Unit Investment Trusts Registered on Form N-8B-2 and related Prospectus of Separate Account VUL-2 of The American Franklin Life Insurance Company.




                                        /s/ Ernst & Young LLP

                                        ERNST & YOUNG LLP



Chicago, Illinois
April 28, 1998